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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported)—May 4, 2004 (May 4, 2004)

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31987	84-1477939
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Grant Street, Suite 900, Denver, Colorado, 80203
(Address of principal executive offices and zip code)

(303) 383-7500
(Registrant's Telephone Number)

Item 12. Results of Operations and Financial Condition

        (a)   On May 4, 2004, Affordable Residential Communities Inc. issued a press release announcing the Company's results of operations for the first quarter of 2004. The press release is attached hereto as Exhibit A.

        The earnings release includes non-GAAP financial measures, including funds from operations available to common stockholders (FFO), real estate net segment income and FFO per share, and a reconciliation to net loss, net loss and net loss per share, the most directly comparable GAAP measures, respectively.

        Management uses these non-GAAP financial measures because they provide meaningful information regarding the Company's operating performance and facilitate management's comparisons to the Company's historical operating results. The Company believes that these non-GAAP financial measures can also be useful to investors in facilitating comparisons to the Company's historical operating results.

        These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: May 4, 2004	Affordable Residential Communities Inc.
	By:	/s/ SCOTT D. JACKSON Scott D. Jackson Chairman and Chief Executive Officer

Exhibit A

Affordable Residential Communities Inc. Reports First Quarter 2004 Results

        DENVER, May 4, 2004 (BUSINESS WIRE)—Affordable Residential Communities Inc. (NYSE: ARC) today announced results for the quarter ended March 31, 2004.

        For the quarter ended March 31, 2004, funds from operations available to common stockholders (FFO)1 was $(21.7) million or $(0.74) per share. For the quarter ended March 31, 2004, net loss available to common stockholders was $35.0 million or $1.20 per share as compared to a net loss available to common stockholders of $8.4 million or $0.49 per share for the three months ended March 31, 2003. Our results in the quarter ended March 31, 2004 reflect the inclusion of one-time charges of $27.9 million or $0.88 per share related to our IPO, acquisition of certain assets from Hometown America LLC and the repayment of certain indebtedness, all of which were completed in February. Excluding these one-time charges, our FFO would have been $4.0 million or $0.14 per share. On a same community basis, revenue in our real estate segment was up 3.5% to $36.9 million from $35.7 million for the first quarter ended March 31, 2004 as compared to the first quarter ended March 31, 2003. Same community expenses increased 2.3% to $14.1 million from $13.8 million for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003. As a result, same communities real estate net segment income2 increased 4.2% to $22.8 million from $21.9 million for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003.

        See the attachment to this press release for reconciliation of FFO and real estate net segment income to net loss ($35.0) million, and FFO per share to net loss per share ($0.49) per share, the most directly comparable GAAP measures, and to Notes 1 and 2 for a definition of FFO and real estate net segment income.

        Total portfolio occupancy averaged 81.4% for the three months ended March 31, 2004. Average occupancy for same communities decreased from 87.3% for the three months ended March 31, 2003 to 83.5% for the three months ended March 31, 2004 due mainly to the lack of available chattel lending and lenders moving repossessed homes out of the communities.

        Our results in the first quarter of 2004 were impacted by a series of one-time charges related to our recent activities totaling $27.9 million or $0.88 per share. The primary components of the charges include: (i) restricted stock grant of $10.1 million, (ii) write-off of loan origination costs and exit fees associated with the repayment of indebtedness of $13.4 million and (iii) IPO related costs of $4.4 million. These costs will not impact future reporting periods.

        "We are satisfied thus far with the integration of the Hometown portfolio. We have expanded our district management infrastructure from 7 districts to 12 districts to reflect the increase of approximately 26,000 homesites to our portfolio. We have not experienced any significant issues associated with this portfolio that were not previously identified through our due diligence process. Our new employees and communities are fully equipped and are undergoing training in ARC's systems and procedures," said Scott Jackson, Chairman and Chief Executive Officer. "Our capital expenditure projects are focused on preparing homesites for new home deliveries, addressing deferred maintenance issues and improving amenities in order to meet ARC's quality standards. In addition to the approximately 1,100 homes we acquired in the acquisition, we purchased or ordered approximately 500 new homes for these communities in the first quarter. We do not expect homesite upgrades and preparation to be a limiting factor in our ability to place rental homes and for-sale homes into these communities."

        "We are pleased to have the IPO and the Hometown acquisition behind us," added Mr. Jackson. "Our full attention has now turned to our occupancy initiatives. We look forward to the implementation of these programs in all of our communities and the on-going training of our new employees located in the Hometown communities. We remain confident in our rental home program with 438 net lease-ups, excluding the Hometown communities, in the first quarter. We have several additional occupancy initiatives including our in-community home sales program, our consumer finance program and our Hispanic marketing program. We are particularly excited about our focus on providing homes at affordable prices and our ability to finance the sale of these homes. We look forward to these activities positively impacting our performance going forward."

        We completed our initial public offering on February 18, 2004. We issued 24.5 million shares of common stock at $19.00 per share, of which 2.3 million shares were offered by selling stockholders. On March 18, 2004, our underwriters exercised their over-allotment option to purchase 0.8 million shares of common stock at $19.00 per share. Concurrent with the IPO, we raised $125 million of gross proceeds through the issuance of 5.0 million shares of Series A Cumulative Redeemable Preferred Stock.

        In connection with the IPO, we completed the acquisition of 90 communities from Hometown America for approximately $615.3 million comprising 26,406 homesites. This includes a small number of communities acquired post-closing upon the completion of the loan assumption process with the final three loan assumptions completed on April 9, 2004.

        In conjunction with the IPO, we completed a $250 million finance facility to support our in-community home sales and in-community finance programs. The facility consists of two funding components: (i) a $225 million four-year facility to fund consumer loans and (ii) a $25 million facility to fund for-sale home inventory.

        In addition, we closed on two communities on February 26, 2004 consisting of 401 homesites in the Nashville, TN market. These communities were acquired for approximately $7.4 million in cash and had occupancy at acquisition of 66% reflecting an initial capitalization rate of 8.7%. This acquisition affords us significant upside in terms of occupancy and rent growth. Nashville now represents a core market for us with five communities totaling 1,134 homesites.

        On May 3, 2004 we placed a 36-community portfolio under contract. This portfolio consists of approximately 3,600 homesites that are approximately 88% occupied with an average rent of $254 per month. The portfolio will be purchased for approximately $65.0 million, including closing costs, and represents an in-place capitalization rate of approximately 8.5%. The acquisition comes with $28.5 million of existing debt that will be assumed by ARC and has an interest rate of 7.2%. The remainder of the consideration is expected to consist of cash and preferred operating partnership units. Taking into account the loan assumption process, we expect this portfolio to close in June 2004. The communities are located in the eastern half of the U.S. and fit well with our existing footprint. At this time, there is no guarantee we will close on this portfolio.

        In addition, we have placed four communities under contract in Salt Lake City, UT. There are a total of 558 homesites with an average occupancy of 78.5%. These communities are each under separate contract for a total of $12.6 million with an in-place capitalization rate of 6.7%. These contracts are subject to completion of our due diligence and can be terminated by us.

        A conference call to discuss first quarter results will be held Tuesday, May 4, 2004 at 12:00 p.m. Eastern Time. This call is being webcast by CCBN and can be accessed at ARC's website at www.aboutarc.com. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents at www.streetevents.com.

        Affordable Residential Communities Inc. currently owns and operates approximately 67,000 homesites located in 304 communities in 29 states. ARC is a fully integrated, self-administered, self-managed equity real estate investment trust (REIT) focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Denver, CO.

  1.
  As defined by NAREIT, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

  2.
  Real estate net segment income provides a measure of rental operations that does not include property management, depreciation, amortization, interest expense and non-property specific expenses such as general and administrative expenses. We present real estate net segment income because we consider it an important supplemental measure of the operating performance of our communities and believe it is frequently used by lenders, securities analysts, investors and other interested parties in the evaluation of REITs, many of which present real estate net segment income when reporting their results. Real estate net segment income is defined as income from rental and other property and manufactured homes less expenses for property operations and real estate taxes. Real estate net segment income does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends on common and preferred stock. Real estate net segment income should not be considered a substitute for net income (calculated in accordance with GAAP) nor a measure of results of operations or cash flows (calculated in accordance with GAAP) as a measure of liquidity.

        The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, general risks affecting the real estate industry; the Company's ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company's assumptions on rental home and home sales and financing activity; completion of pending acquisitions, if any, and timing with respect thereto; the Company's growth and expansion into new markets or to integrate acquisitions successfully; and the effect of interest rates as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any intention or obligation to provide public updates, revisions or amendments to any forward-looking statements that become untrue because of subsequent events.

        Financial Tables Follow

Affordable Residential Communities Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2004	2003
	(dollars in thousands except per share data)
Revenue
Rental income	$40,569	$32,199
Sales of manufactured homes	751	6,411
Utility and other income	4,150	4,232

Total revenue	45,470	42,842

Expenses
Property operations	13,541	11,146
Real estate taxes	3,497	2,651
Cost of manufactured homes sold	594	4,928
Retail home sales, finance, insurance and other operations	580	2,368
Property management	1,454	1,186
General and administrative	14,804	4,369
Initial public offering ("IPO") related costs	4,417	—
Early termination of debt	13,427	—
Depreciation and amortization	15,660	12,556
Interest expense	14,684	13,880

Total expenses	82,658	53,084

Interest income	388	347

Loss before allocation to minority interest	(36,800)	(9,895)
Minority interest	3,063	1,368

Net loss from continuing operations	(33,737)	(8,527)
Income from discontinued operations	—	146
Minority interest in discontinued operations	—	(20)

Net loss	(33,737)	(8,401)
Preferred stock dividend	(1,232)	—

Net loss available to common stockholders	$(34,969)	$(8,401)

Loss per share from continuing operations:
Basic loss per share	$(1.20)	$(0.50)

Diluted loss per share	$(1.20)	$(0.50)

Income per share from discontinued operations:
Basic income per share	$—	$0.01

Diluted income per share	$—	$0.01

Loss per common share
Basic loss per share	$(1.20)	$(0.49)

Diluted loss per share	$(1.20)	$(0.49)

Weighted average share/OP unit information:
Common shares outstanding	29,233	16,973
Common shares issuable upon exchange of OP units outstanding	2,560	2,726

Diluted shares outstanding	31,793	19,699

Affordable Residential Communities Inc.
Unaudited Consolidated Statement of Funds From Operations

	Three Months Ended March 31,
	2004	2003
	(dollars in thousands except per share data)
Loss before preferred stock dividend(a)	$(33,737)	$(8,527)
Plus:
Depreciation and amortization	15,660	12,556
Income from discontinued operations	—	146
Depreciation from discontinued operations	—	110
Less:
Amortization of loan origination fees	(868)	(1,008)
Depreciation expense on furniture equipment and vehicles	(369)	(337)
Minority interest portion of FFO reconciling items	(1,162)	(1,587)

FFO	(20,476)	1,353
Less preferred stock dividend	(1,232)	—

FFO available to common stockholders	(21,708)	1,353
Plus:
Nonrecurring charges(a)	27,914	—
Minority interest portion of nonrecurring charges	(2,248)	—

FFO available to common stockholders excluding nonrecurring charges	$3,958	$1,353

FFO per share available to common stockholders	$(0.74)	$0.08

FFO per share from nonrecurring charges	$0.88	$—

FFO per share available to common stockholders excluding non recurring charges	$0.14	$0.08

Weighted average share/OP unit information:
Common shares outstanding	29,233	16,973

(a)
Nonrecurring charges of $27,914 related to the IPO, refinancing transaction and the Hometown acquisition are included in loss before preferred stock dividend for the three months ended March 31, 2004.

Affordable Residential Communities Inc.
Unaudited Real Estate Net Segment Income

	Same Communities(4)		Real Estate Segment(4)
	2004	2003	2004	2003
For the three months ended March 31:
Average total homesites	39,804	39,729	52,837	39,824
Average total rental homes	6,356	4,844	7,063	4,825
Average occupied homesites—homeowners	28,189	30,854	37,599	31,021
Average occupied homesites—rental homes	5,039	3,828	5,424	3,754

Average total occupied homesites	33,228	34,682	43,023	34,775
Average occupancy—rental homes	79.3%	79.0%	76.8%	77.8%
Average occupancy—total	83.5%	87.3%	81.4%	87.3%
For the three months ended March 31:
Real estate revenue
Homeowner rental income	$24,088	$25,314	$31,130	$25,325
Home renter rental income	8,890	6,781	9,239	6,792
Other	129	54	200	54

Rental income	33,107	32,149	40,569	32,171
Utility and other income	3,792	3,501	4,004	3,508

Total real estate revenue	36,899	35,650	44,573	35,679

Real estate expenses
Property operations expenses	$11,117	$11,138	$13,541	$11,146
Real estate taxes	2,981	2,638	3,483	2,640

Total real estate expenses	14,098	13,776	17,024	13,786

Real estate net segment income	$22,801	$21,874	$27,549	$21,893

Average monthly real estate revenue per total occupied homesite(1)	$370	$343	$345	$342

Average monthly homeowner rental income per homeowner occupied homesite(2)	$285	$273	$276	$272

Average monthly real estate revenue per total homesite(3)	$309	$299	$281	$299

As of March 31:
Total communities owned	209	209	301	211
Total homesites	39,804	39,741	66,548	39,943
Occupied homesites	33,156	34,693	53,353	34,881
Total rental homes owned	6,763	4,903	8,127	4,912
Occupied rental homes	5,318	3,998	6,103	4,006

(1)
Average monthly real estate revenue per occupied homesite defined as total real estate revenue divided by average total occupied homesites divided by the number of months in the period.

(2)
Average monthly homeowner rental income per homeowner occupied homesite defined as homeowner rental income divided by average homeowner occupied homesites divided by the number of months in the period.

(3)
Average monthly real estate revenue per total homesite defined as total real estate revenue divide by average total homesites divided by the number of months in the period.

(4)
Real estate segment and homesite date exclude discontinued operations related to our Sunrise Mesa community that we sold in September 2003.

Affordable Residential Communities Inc.
Unaudited Real Estate Net Segment Income Reconciliation to Net Loss to Common Stockholders

	Three Months Ended March 31,
	Same Communities				As Reported
	2004		2003		2004	2003
	(dollars in thousands)
Net segment income:
Real estate	$22,801	(a)	$21,874	(a)	$27,549	$21,893
Retail home sales and finance	—	(b)	—	(b)	(180)	(319)
Insurance	(36)		94		(36)	94
Corporate and other	(75)		81		(75)	81

	22,690		22,049		27,258	21,749
Other expenses:
Property management	1,354	(c)	1,186		1,454	1,186
General and administrative	4,689	(d)	4,369		14,804	4,369
Initial public offering ("IPO") related costs	—		—		4,417	—
Early termination of debt	—		—		13,427	—
Depreciation and amortization	12,916	(e)	12,543	(e)	15,660	12,556
Interest expense	12,977	(f)	13,866	(f)	14,684	13,880

Total other expenses	31,936		31,964		64,446	31,991

Interest income	300	(g)	347		388	347

Loss before allocation to minority interest	(8,946)		(9,568)		(36,800)	(9,895)
Minority interest	720	(h)	1,323	(h)	3,063	1,368

Net loss from continuing operations	(8,226)		(8,245)		(33,737)	(8,527)
Income from discontinued operations	—		—		—	146
Minority interest in discontinued operations	—		—		—	(20)

Net loss	(8,226)		(8,245)		(33,737)	(8,401)
Preferred stock dividend	—		—		(1,232)	—

Net loss available to common stockholders	$(8,226)		$(8,245)		$(34,969)	$(8,401)

(a)	Same communities real estate net segment income excludes results of communities acquired in the Hometown and other acquisitions after January 1, 2003 and the community sold before March 31, 2004.
(b)
	Excludes segment results as a result of the restructuring in September 2003 in which we closed all stand-alone retail stores existing on January 1, 2003 at which time we had no significant in-community sales operations.
(c)	Excludes additional property management expenses incurred in connection with the Hometown acquisition.
(d)	Excludes restricted stock expenses of $10,115 recognized in connection with the IPO and vested in the three months ended March 31, 2004.
(e)	Excludes the following costs recognized in the Hometown and other acquisitions:
	Depreciation of rental and other property and manufactured homes acquired	$2,272	$11
	Amortization of lease intangibles and customer relationships acquired	472	2

		$2,744	$13

(f)	Excludes the pro rata portion of interest expense on mortgage loans secured by properties acquired in the Hometown and other acquisitions	$1,707	$14

(g)	Excludes interest earned on additional cash received in connection with the IPO, the financing transaction and the Hometown acquisition.
(h)	Minority interest computed at the same rate as reflected in as reported results.

Affordable Residential Communities Inc.
Unaudited Consolidated Condensed Balance Sheets

	March 31, 2004	December 31, 2003
	(dollars in thousands except per share data)
Assets
Rental and other property, net	$1,498,595	$907,048
Cash and cash equivalents	87,986	26,631
Restricted cash	1,435	13,669
Tenant, notes and other receivables, net	14,190	8,392
Inventory	3,085	3,878
Loan origination costs, net	15,108	11,921
Loan reserves	29,643	32,414
Goodwill	86,126	86,126
Lease intangibles and customer relationships, net	24,668	11,626
Prepaid expenses and other assets	9,667	24,128

Total assets	$1,770,503	$1,125,833

Liabilities and Stockholders' Equity
Notes payable and preferred interest	$933,942	$789,574
Accounts payable and accrued expenses	32,492	20,174
Tenant deposits and other liabilities	12,024	8,101

Total liabilities	978,458	817,849

Minority interest	37,175	42,639

Commitments and contingencies (Note 12)
Stockholders' equity
Preferred stock, no par value, 5,000,000 shares authorized, 5,000,000 and -0-shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively; liquidation preference of $25 per share plus accrued but unpaid dividends	119,108	—
Common stock, $.01 par value, 100,000,000 shares authorized, 40,952,423 and 16,972,738 shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	410	170
Additional paid-in capital	791,916	378,018
Unearned compensation	(1,760)	—
Accumulated other comprehensive expense	(518)	—
Retained deficit	(154,286)	(112,843)

Total stockholders' equity	754,870	265,345

Total liabilities and stockholders' equity	$1,770,503	$1,125,833

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  Item 12. Results of Operations and Financial Condition
Signatures
Affordable Residential Communities Inc. Reports First Quarter 2004 Results